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                                                                      Exhibit 11

The J.H. Heafner Company, Inc.
Computation of Earnings Per Share
(Unaudited)

                                                                         Three months ended March 31,
                                                                      ---------------------------------
                                                                         1999                   1998
                                                                      -----------           -----------

Average shares outstanding during the period                            5,087,667             3,691,000
Incremental shares under stock options and warrants computed
  under the treasury stock method using the average market              1,235,234
                                                                      -----------           -----------
  price of issuer's stock during the period

     Total shares for diluted EPS                                       6,322,901             3,691,000
                                                                      ===========           ===========

Income applicable to common shareholders:

  Net loss                                                            $(1,193,000)          $  (463,000)
                                                                      ===========           ===========




Loss per basic common share:                                          $     (0.23)          $     (0.13)
                                                                      ===========           ===========




Loss per diluted share:                                               $     (0.19)          $     (0.13)
                                                                      ===========           ===========